MUTUAL RELEASE

This Mutual Release (this "**Mutual Release**") is entered to be effective on January 17, 2014, (the "**Effective Date**"), by IBC FUNDS, LLC ("**IBC**"), a Nevada limited liability company, and 3DICON CORPORATION ("**3DIcon**"). IBC and 3DIcon are sometimes collectively referenced in this Release as the "**Parties.**"

WHEREAS, IBC acquired certain liabilities of 3DIcon and, on July 17, 2013, the Parties entered a settlement agreement in reliance upon Section 3(a)(10) of the Securities Act of 1933 (the"Securities Act"), by which 3DIcon made provision for the payment in full to IBC of such liabilities by means of the issuance of 3DIcon stock and the resolution of all disputes between them; the Parties subsequently voided the original settlement agreement and replaced it with an Amended and Restated Settlement Agreement (the "**Settlement Agreement**"); and

WHEREAS, the Settlement Agreement was conditioned upon the Parties' obtaining court approval of its terms and conditions; and

WHEREAS, on July 26, 2013, the Circuit Court in the Twelfth Judicial Circuit in and for Sarasota County, Florida entered an Order Granting Approval of Settlement Agreement in Case No. 20 13-CA-5654 (the "Lawsuit"); a n Order Granting Ap proval o f Amended a nd Restated Settlement Agreement was entered in said Court on November 8, 2013; and

WHEREAS, the Parties have performed their respective obligations to date under the Settlement Agreement or have agreed to release one another from, and waive the right to, further performance of any of their respective obligations under the Settlement Agreement and all other agreements, if any, between them, in accordance with the terms of this Mutual Release.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Mutual Release, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. 3DIcon shall, on the Effective Date: (i) pay to IBC the sum of One Hundred Ninety Thousand a nd No / D ollars ($190,000.00), (ii) i ssue 9,000,000 shares of 3DIcon's common stock to IBC pursuant to the terms of the Settlement Agreement under the December 18, 2013, Conversion Notice, and (iii) issue 6,810,811 shares of 3DIcon's common stock to IBC pursuant to the terms of the Settlement Agreement under the January 17, 2014, Conversion Notice, which stock IBC agrees to accept as payment in full of the sums or stock due under the Settlement Agreement.

2. The Parties acknowledge that the other party has fully performed all of its obligations under the Settlement Agreement or that performance of any such obligations is waived and released.

3. IBC, for itself and its successors, affiliates, directors, officers, employees, consultants, independent contractors, attorneys and assigns, does hereby unconditionally remise, release and forever discharge 3DIcon and its current and past successors, affiliates, directors, officers, shareholders, employees, consultants, independent contractors, representatives, attorneys and assigns, of and from all past and future performance of all covenants and indemnities in the Settlement Agreement and all other obligations under the Settlement Agreement and all manner of, actions and causes, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, injuries, , suits, rights, demands, costs, attorneys' fees, losses, debts and expenses whatsoever, in law or in equity, whether any such matters be now known or unknown, which IBC ever had, has as of the date hereof, or may hereafter have against any of the persons or entities hereby released, relating in any manner to, for or by reason of any cause, matter or thing whatsoever in connection with 3DIcon or any debts or obligations owed between the Parties, the Settlement Agreement, the Lawsuit, the Claims, as defined in the Settlement Agreement, or any other matter whatsoever.

4. 3DIcon, for itself and its successors, affiliates, directors, officers, shareholders, employees, consultants, independent contractors, representatives, attorneys and assigns, does hereby unconditionally remise, release and forever discharges IBC and its current and past successors, affiliates, directors, officers, employees, consultants, independent contractors, attorneys and assigns, of and from all covenants and indemnities in the Settlement Agreement and all manner of, actions and causes, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, injuries, suits, rights, demands, costs, attorneys' fees, losses, debts and expenses whatsoever, in law or in equity, whether any such matters be now known or unknown, which 3DIcon ever had or has as of the date hereof, , or may hereafter have against any of said persons or entities, for or by reason of any cause, matter or thing whatsoever in connection with 3DIcon or any debts or obligations owed between the Parties, the Settlement Agreement, the Lawsuit or any other matter whatsoever.

5. IBC shall, on the Effective Date, deliver to 3DIcon an executed Stipulation of Dismissal with Prejudice of the Lawsuit, in the form attached as Exhibit A to this Mutual Release and shall cooperate with 3DIcon in the event any additional action is required to obtain the dismissal with prejudice of the Lawsuit.

6. This Mutual Release is intended to be a global release between the parties of any and all claims outstanding between the Parties whatsoever, and the terms and conditions contained herein shall be construed accordingly to the greatest extent allowed by law.

7. This is a compromise settlement of doubtful and disputed claims by the Parties against one another and the execution of this Mutual Release does not constitute an admission of liability on the part of any Party in regard to any dispute. Each party is to bear it s o wn a ttorneys' f ees and c osts inc urred i n c onnection with t his Mutual Release.

8. This Mutual Release constitutes the sole, complete, and final record of the Parties' respective understandings and agreement with respect to the resolution of the Amended and Restated Settlement Agreement, this mutual release and all other matters between them.

9. IBC represents and warrants to 3DIcon that IBC has not sold, assigned, transferred, conveyed or o therwise disposed o f a ny o r a ll of a ny "Claims", as defined in the Settlement Agreement, or any claim, demand, right, or cause of action, relating to any matter which is covered by the Settlement Agreement or the Lawsuit, and that IBC is the sole owner of such Claims claim, demand, right or cause of action.

10. 3DIcon and IBC represent and warrant to each other that each has the power and authority and has been duly authorized to enter into and perform this Mutual Release and that this Mutual Release is the binding obligation of each, enforceable in accordance with its terms.

IN WITNESS WHEREOF, the Parties hereto have executed this Release to be effective as of the Effective Date.

IBC FUNDS, LLC

By: ______________________

Name: Bryan Collins,
Authorized Representative

3DICON CORPORATION

By: ______________________

Name: Victor F. Keen
Authorized Representative